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                                                                   EXHIBIT 5.1

                                  [LETTERHEAD]

                                                              September 21, 2000

Cherokee International, LLC
2841 Dow Avenue
Tustin, CA  92780

                           Re:      Cherokee International, LLC
                                    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

                  We have acted as special counsel to Cherokee International, LLC, a California limited liability company (the "Company"), in connection with the registration of 2,970,000 of the Company's Class B Non-Voting Units ("Units"), issuable pursuant to the Company's 1999 Unit Option Plan (the "Option Plan"), and the registration of 1,500,000 of the Company's Units, issuable pursuant to the Company's 1999 Unit Purchase Plan (the "Purchase Plan", and, together with the Option Plan, the "Plans").

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8 as filed with the Securities and Exchange Commission (the "Commission") on September 21, 2000 under the Act; (ii) a specimen certificate representing the Units; (iii) the Second Amended and Restated Operating Agreement of the Company, as amended to date and currently in effect; (iv) the Plans; (v) certain resolutions of the Management Committee of the Company, relating to the issuance and sale of the Units and related matters; and (vi) certain resolutions of the Manage-

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Cherokee International, LLC
September 21, 2000
Page 2

ment Committee of the Company relating to the Plans. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submit ted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In rendering the opinion set forth below, we have assumed that each award agreement setting forth the terms of each grant of options or other awards under either Plan will be consistent with that Plan and will be duly authorized and validly executed and delivered by the parties thereto.

                  Members of our firm are admitted to the bar in the State of California, and we do not express any opinion as to the laws of any other jurisdiction, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

                  Based upon and subject to the foregoing, we are of the opinion that the Units reserved for issuance under the Plans have been duly reserved for issuance by the Company and, when issued and paid for in accordance with the terms and conditions of the Plans, will be validly issued and subject to any restrictions imposed by the Plan, fully paid and nonassessable.


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Cherokee International, LLC
September 21, 2000
Page 3

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                   Very truly yours,


                                   /s/  Skadden, Arps, Slate, Meagher & Flom LLP



                                   Skadden, Arps, Slate, Meagher & Flom LLP